Exhibit 99.1

FOR IMMEDIATE RELEASE August 2, 2004	CONTACTS: News Media Timothy Sargeant	(202) 624-6043 (Office) (202) 825-7051 (Pager)

	Financial Community Melissa E. Adams	(202) 624-6410 (Office)

WGL HOLDINGS, INC. REPORTS THIRD QUARTER RESULTS AND
RAISES FISCAL YEAR 2004 GUIDANCE

     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported a net loss of $4.1 million, or $0.08 per share, for the three months ended June 30, 2004, the third quarter of its fiscal year 2004. This compares to a net loss of $2.6 million, or $0.05 per share, for the same quarter of fiscal year 2003. Reporting a net loss for quarters ending June 30 is typical due to the seasonal nature of the Company’s utility operations and the corresponding reduced demand for natural gas during this period. For the first nine months of fiscal year 2004, the Company reported net income of $114.6 million, or $2.35 per share, as compared to net income of $129.9 million, or $2.67 per share, reported for the same period in fiscal year 2003. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

     Excluding the effects of weather and unique transactions, the Company’s consolidated net loss from normal operations for the third quarter of fiscal year 2004 was $0.08 per share as compared to a net loss of $0.17 per share for the same quarter of fiscal year 2003. The $0.09 per share improvement in the Company’s results from normal operations primarily reflects customer growth and the favorable impact of regulatory decisions. The Company reviews its financial results from normal operations (based on normal weather and uninfluenced by unique, non-repeating transactions) to monitor its progress towards achieving its five-year financial goals and guidance. A reconciliation of the Company’s earnings (or loss) per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings (or loss) per share from normal operations is attached to this press release.

     Commenting on third quarter results and the outlook for the remainder of the year, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “Our third quarter results reflect the continued benefits of our strategic emphasis on timely and compensatory rates, and increased investment for growth in our customer base.” DeGraffenreidt added, “We are proud to have celebrated the connection of more than one million customers, a special milestone in the Company’s 156-year history. We also look ahead to the continued expansion of our distribution system and ongoing improvements in operational efficiency.”

Summary of Results

     The solid operating results of the Company’s regulated utility segment are the primary influence on overall consolidated operating results. The Company’s utility operations are weather sensitive, with a significant portion of its revenue coming from deliveries of natural gas to residential and commercial heating customers. While deviations in weather patterns from normal levels in the third quarter do not typically have a significant impact on operating results, the colder-than-normal weather experienced early in the third quarter of the prior fiscal year significantly impacted operating results for that period. Weather, when measured by heating degree days, was less than one percent warmer than normal for the quarter ended June 30, 2004, and had a negligible effect on the Company’s operating results for this period. Weather was 42 percent colder than normal for the same quarter last fiscal year, enhancing the Company’s operating results by $0.08 per share.

     Improving operating results for the current quarter compared to the third quarter of the prior year was a 3.0 percent increase in active customer meters, and the impact of favorable rate decisions in the Washington, D.C., Maryland and Virginia service areas. This improvement also reflects lower costs associated with post-retirement benefits other than pensions as a result of a law enacted in December 2003 that entitles the Company to a federal subsidy for sponsoring a retiree health care benefit plan with a prescription drug benefit that is at least actuarially equivalent to the benefit to be provided under Medicare. The Medicare subsidy, net of its related regulatory impact, contributed an additional $0.01 per share to the improvement in operating results for the current quarter; however, this was more than offset by increased other utility operation and maintenance expenses primarily due to an accounting accrual for unusual operational expenses recorded in the quarter. Results for the third quarter of the prior fiscal year also reflect reduced income taxes of $2.1 million, or $0.04 per share, resulting from the utilization of capital loss carryforwards associated with the Company’s non-utility activities.

     For the first nine months of fiscal year 2004, weather was six percent colder than normal, improving net income by $0.20 per share. Weather was 20 percent colder than normal for the same nine months of the prior fiscal year, contributing $0.54 per share to net income. Earnings comparisons between the current and corresponding prior year-to-date periods also reflect unique transactions related to the Company’s utility and non-utility segments. During the current nine-month period, the Company realized an after-tax gain of $5.8 million, or $0.12 per share, from the sale of an interest in two buildings that are part of a commercial real estate development project, and additional depreciation expense of $3.5 million (pre-tax), or $0.04 per share, recorded in connection with a Virginia rate order. The corresponding period of the prior year included:

•	an after-tax gain of $2.5 million, or $0.05 per share, from the sale of the Company’s former headquarters property;

•	an after-tax gain of $926,000, or $0.02 per share, from the sale of its interest in a land development venture;

•	a favorable income tax adjustment of $2.7 million, or $0.06 per share; and

•	a reduction in income taxes of $2.1 million, or $0.04 per share, resulting from the utilization of capital loss carryforwards.

     Excluding the effects of colder-than-normal weather, and the items described above, the Company’s earnings per share from normal operations for the first nine months of fiscal year 2004 were $2.07 per share, an $0.11 per share increase over earnings from normal operations of $1.96 per share for the same period of fiscal year 2003. This year-over-year improvement is primarily attributable to continued customer growth and the impact of favorable rate decisions. The Medicare subsidy, net of its related regulatory impact, contributed $0.03 per share to net income for the current nine-month period. Tempering this improvement were increases in other utility operation and maintenance expenses primarily due to higher labor and benefit costs and an accrual for unusual operational expenses, partially offset by lower uncollectible accounts expense.

Three Months Ended June 30, 2004

     Regulated Utility Operations

     The regulated utility segment reported a seasonal net loss of $4.2 million, or $0.09 per share, for the three months ended June 30, 2004, as compared to a net loss of $3.4 million, or $0.07 per share, for the same three-month period of the prior fiscal year. This comparison primarily reflects a decrease in total gas deliveries to firm customers of 17 million therms, or ten percent, to 165 million therms delivered during the current quarter. Weather had a negligible effect on current quarter operating results in relation to normal weather, and an $0.08 per share favorable impact in relation to normal weather on results for the same quarter of the prior fiscal year. Weather was 30 percent warmer in the current quarter as compared to the same period last year. Weather for the third quarter of fiscal year 2004 was less than one percent warmer than normal, compared to 42 percent colder than normal for the same quarter last fiscal year.

     Operating results for the current quarter benefited from a 28,848 increase in active customer meters from the end of the same quarter of the prior fiscal year, as well as the favorable impact of rate changes that went into effect in Maryland on November 6, 2003, the District of Columbia on November 24, 2003, and Virginia on February 26, 2004. The Virginia rate increase went into effect subject to refund pending the State Corporation Commission of Virginia’s (SCC of VA) final decision on the expedited rate case that Washington Gas filed on January 27, 2004. The Company’s financial results reflect a provision for rate refunds to customers, representing management’s judgment of the rate case outcome.

     The regulated utility’s operation and maintenance expenses increased $3.2 million during the current quarter when compared to the corresponding quarter of the prior fiscal year. The increase in these expenses reflects an accrual of $2.4 million (pre-tax), or $0.03 per share, for unusual operational expenses recorded in the third quarter. Although the Company ultimately may be reimbursed for some or all of these expenses, this accrual is required by GAAP and represents an estimate of the total expenses that will be incurred for efforts that will be undertaken over the next several months. The current quarter also reflects a $1.3 million increase for the cost of leak repairs, $1.1 million of increased outside services costs associated with information technology improvements and implementing the provisions of the Sarbanes-Oxley Act, and $750,000 of increased costs related to employee severance. Partially offsetting these increases were $1.7 million of lower labor costs, as well as lower post-retirement benefit costs other than pensions of $900,000, or $0.02 per share, associated with the Medicare subsidy which, net of its related regulatory impact of $0.01 per share recorded as lower revenues, improved the Company’s operating results by $0.01 per share for the current three-month period.

     Non-Utility Operations

     The Company’s non-utility operations reported net income of $119,000, or $0.01 per share, for the three months ended June 30, 2004, as compared to net income of $746,000, or

$0.02 per share, reported for the same quarter of the prior year. Included in the third quarter of the prior fiscal year were reduced income taxes of $2.1 million recorded in other non-utility activities, or $0.04 per share, resulting from the utilization of capital loss carryforwards. Excluding this tax adjustment in the prior fiscal year period, net income from non-utility operations improved $1.5 million, or $0.03 per share, primarily attributable to the improved operating results generated by the retail energy-marketing segment that were tempered by increased losses of the Company’s commercial heating, ventilating and air conditioning (HVAC) business.

     The retail energy-marketing segment reported net income of $1.4 million, or $0.03 per share, for the current three-month period, a significant improvement over a reported net loss of $803,000, or $0.02 per share, for the corresponding quarter of the prior fiscal year. This $0.05 per share improvement was attributable primarily to higher gross margins from the sale of natural gas, slightly offset by reduced gross margins from the sale of electricity. The Company’s commercial HVAC business reported a net loss of $1.1 million, or $0.02 per share, for the third quarter of fiscal year 2004, as compared to a net loss of $331,000 for the same quarter of the prior year, principally reflecting reduced revenues and lower gross margins.

Nine Months Ended June 30, 2004

     Regulated Utility Operations

     The regulated utility segment’s net income was $105.8 million, or $2.17 per share, for the first nine months of fiscal year 2004, compared to net income of $125.7 million, or $2.58 per share, for the corresponding nine-month period of the prior fiscal year. Weather was 11 percent warmer in the current nine-month period than in the comparable period of the prior fiscal year. Firm gas deliveries of 1.217 billion therms for the nine months ended June 30, 2004 were six percent lower than firm deliveries for the same nine months of the prior fiscal year. Favorably contributing to earnings for the current nine-month period was a 3.0 percent increase in active customer meters, and the impact of rate decisions put into effect in all three jurisdictions, as discussed previously.

     Current year-to-date earnings for the regulated utility segment also reflect $8.4 million of higher operation and maintenance expenses due primarily to $2.5 million of increased employee benefit costs, a $2.4 million accrual for unusual operational expenses as previously mentioned, a $2.3 million increase for the cost of leak repairs, a $2.2 million increase related to employee severance, and $1.4 million of increased outside services costs associated with information technology improvements and implementing the provisions of the Sarbanes-Oxley

Act. Partially offsetting these increases were lower uncollectible accounts expense of $1.8 million, reduced labor costs of $300,000, and the favorable effect of the Medicare subsidy of $2.0 million, or $0.04 per share, before any related regulatory impact. The effect of this subsidy was applied retroactively to January 1, 2004 in accordance with new accounting guidelines issued in May 2004 by the Financial Accounting Standards Board. Accordingly, net income for the second fiscal quarter ended March 31, 2004 was restated from $1.60 to $1.62 per share to reflect the $0.02 per share effect of the Medicare subsidy for that period. When combined with the $0.02 per share effect for the current three-month period, the Medicare subsidy, net of its related regulatory impact of $0.01 per share, increased net income by $0.03 per share for the nine months ended June 30, 2004.

     The regulated utility segment also incurred higher depreciation and amortization expense attributable to increased plant investment, as well as the effect of the December 18, 2003 final order issued by the SCC of VA that required the Company to record $3.5 million (pre-tax), or $0.04 per share, for depreciation expense unrelated to the period being reported. The inclusion in the first nine months of fiscal year 2003 of an after-tax gain of $2.5 million, or $0.05 per share, from the sale of the Company’s former headquarters property, as well as a favorable adjustment to income taxes of $2.7 million, or $0.06 per share, contributed to the earnings comparison for the first nine months of fiscal year 2004.

     Non-Utility Operations

     Net income for the Company’s non-utility operations was $8.8 million, or $0.18 per share, for the first nine months of fiscal year 2004, an increase in net income of $4.6 million, or $0.09 per share, over the same period of the prior fiscal year. Earnings for the current nine-month period were favorably affected by the inclusion in the second quarter of fiscal year 2004 of an after-tax gain of $5.8 million, or $0.12 per share, from the sale of two buildings at Maritime Plaza, a commercial real estate development project in which the Company had a carried interest. In the same period last year, the Company realized an after-tax gain of $926,000, or $0.02 per share, from the sale of its interest in a land development venture. The nine-month period of the prior fiscal year also included a $2.1 million, or $0.04 per share, reduction in income taxes, as discussed previously.

     Net income for the retail energy-marketing segment of $6.1 million, or $0.12 per share, contributed $3.2 million, or $0.06 per share, to the year-over-year improvement due to higher gross margins from the sale of natural gas, partially offset by lower gross margins from the sale of electricity. Gross margins from natural gas sales were reduced in the nine-month period of the prior fiscal year due to the colder-than-normal weather experienced during the 2003 winter-heating period that resulted in the need to make additional purchases of natural gas at higher prices in the spot market in order to meet its commitments to customers. Lower gross margins from electric sales for the current nine-month period resulted from a decline in kilowatt-hours sold primarily due to a reduction in the number of lower-margin customers served and reduced margins per kilowatt-hour sold. The Company’s commercial HVAC business reported a net loss of $2.3 million, or $0.05 per share, for the nine months ended June 30, 2004, as compared to a net loss of $947,000, or $0.02 per share, for the corresponding period of the prior fiscal year, due to reduced revenues and lower gross margins.

Earnings Outlook

     DeGraffenreidt said, “We are raising our earnings estimate for the full fiscal year 2004 to be in the range of $1.94 to $2.02 per share. This includes projected full fiscal year 2004 earnings for our unregulated businesses to be in the range of $0.17 to $0.21 per share. The annual guidance for the consolidated entity includes an estimated seasonal net loss for the fourth quarter of fiscal year 2004 in the range of $0.41 to $0.33 per share.” These projections include management’s estimate of the outcome of the pending rate case in Virginia for which higher rates went into effect subject to refund on February 26, 2004, estimates of earnings tests required to be performed in Virginia that have been discussed in filings with the Securities and Exchange Commission, and exclude the effect of any other unusual items that could arise in the future.

Other Information

     The Company will hold a conference call at 10:30 a.m. Eastern time on August 2, 2004, to discuss its third quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live broadcast, click on the Live Webcast icon located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through August 31, 2004.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.

     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

Note: This news release and other statements by the Company may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in the Company’s ability to access capital or to access capital at similar costs due to changes in credit ratings of debt securities; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. For a further discussion of the risks and uncertainties, see the Company’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

     Please see the following comparative statements for additional information. Also attached is a reconciliation of the Company’s earnings (loss) per share reported in accordance with GAAP to earnings (loss) per share from normal operations.

WGL Holdings, Inc.

Consolidated Statements of Income
For Periods Ended June 30, 2004 and 2003
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(In thousands, except per share data)	2004	2003	2004	2003	2004	2003
UTILITY OPERATIONS
Operating Revenues	$180,836	$202,401	$1,144,798	$1,197,601	$1,248,254	$1,312,986
Less: Cost of gas	83,811	101,539	619,575	660,838	655,298	721,415
Revenue taxes	8,374	7,434	42,653	33,250	49,868	37,915

Utility Net Revenues	88,651	93,428	482,570	503,513	543,088	553,656

Other Operating Expenses
Operation and maintenance	57,050	53,875	173,476	165,054	224,677	219,101
Depreciation and amortization	20,956	21,315	69,122	62,119	90,552	80,606
General taxes	8,014	9,333	28,667	30,790	35,718	38,166
Income tax (benefit) expense	(5,011)	282	69,376	82,625	55,384	62,518

Utility Other Operating Expenses	81,009	84,805	340,641	340,588	406,331	400,391

Utility Operating Income	7,642	8,623	141,929	162,925	136,757	153,265

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	169,828	163,189	637,766	559,822	804,175	718,147
Heating, ventilating and air conditioning (HVAC)	5,717	7,460	20,497	25,600	30,418	40,226
Other non-utility activities	471	105	1,332	1,225	1,546	1,584
Operating Expenses
Non-utility operating expenses	(176,305)	(173,084)	(654,918)	(584,782)	(831,676)	(758,760)
Equity earnings in 50%-owned residential HVAC investment (pre-tax)	—	—	—	—	—	2,471
Income tax (expense) benefit	200	2,990	(1,914)	583	(2,665)	(1,201)

Non-Utility Operating Income (Loss)	(89)	660	2,763	2,448	1,798	2,467

TOTAL OPERATING INCOME	7,553	9,283	144,692	165,373	138,555	155,732
Other Income (Expenses) — Net	216	(134)	4,849	497	5,159	(799)

INCOME BEFORE INTEREST EXPENSE	7,769	9,149	149,541	165,870	143,714	154,933
Interest expense	11,567	11,459	33,904	34,935	45,350	46,359
Dividends on Washington Gas preferred stock	330	330	990	990	1,320	1,320

NET INCOME (LOSS)	$(4,128)	$(2,640)	$114,647	$129,945	$97,044	$107,254

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,648	48,587	48,638	48,581	48,629	48,577
Diluted	48,648	48,587	48,848	48,737	48,838	48,719

EARNINGS PER AVERAGE COMMON SHARE
Basic	$(0.08)	$(0.05)	$2.36	$2.67	$2.00	$2.21
Diluted	$(0.08)	$(0.05)	$2.35	$2.67	$1.99	$2.20

Net Income (Loss) Applicable To Common Stock—By Segment ($000):
Regulated utility	$(4,247)	$(3,386)	$105,799	$125,655	$89,180	$103,387

Non-utility operations:
Retail energy-marketing	1,432	(803)	6,059	2,899	6,905	3,071
HVAC:
Commercial	(1,062)	(331)	(2,334)	(947)	(2,571)	(500)
Residential — operating income (after-tax)	—	—	—	—	—	2,403

Total major non-utility	370	(1,134)	3,725	1,952	4,334	4,974
Other, principally non-utility activities	(251)	1,880	5,123	2,338	3,530	(1,107)

Total non-utility	119	746	8,848	4,290	7,864	3,867

NET INCOME (LOSS)	$(4,128)	$(2,640)	$114,647	$129,945	$97,044	$107,254

WGL Holdings, Inc.

Consolidated Balance Sheets
June 30, 2004 and 2003
(Unaudited)

	June 30,
(In thousands)	2004	2003
ASSETS
Property, Plant and Equipment
At original cost	$2,636,132	$2,532,995
Accumulated depreciation and amortization	(736,723)	(674,551)

Net property, plant and equipment	1,899,409	1,858,444

Current Assets
Cash and cash equivalents	105,594	6,551
Accounts receivable, net	229,989	258,434
Storage gas—at cost (first-in, first-out)	126,336	88,546
Other	41,803	58,526

Total current assets	503,722	412,057

Deferred Charges and Other Assets	142,702	140,135

Total Assets	$2,545,833	$2,410,636

CAPITALIZATION AND LIABILITIES
Capitalization
Washington Gas Light Company preferred stock	$28,173	$28,173
Common shareholders’ equity	887,974	850,902
Long-term debt	589,388	623,305

Total capitalization	1,505,535	1,502,380

Current Liabilities
Notes payable and current maturities of long-term debt	122,658	66,619
Accounts payable	188,598	154,062
Other	130,557	141,979

Total current liabilities	441,813	362,660

Deferred Credits	598,485	545,596

Total Capitalization and Liabilities	$2,545,833	$2,410,636

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics
For Periods Ended June 30, 2004 and 2003
(Unaudited)

COMMON STOCK DATA

	June 30, 2004			52 Week
	Closing Price			Price Range
	$28.72			$30.39-$25.21
	Earnings Per Share			Annualized
	Twelve Months Ended June 30,		P/E	Dividend	Yield
	2004	2003
Basic	$2.00	$2.21	14.4	$1.30	4.5%
Diluted	$1.99	$2.20

FINANCIAL STATISTICS

	Twelve Months Ended
	June 30,	June 30,
	2004	2003
Return on Average Common Equity	11.2%	13.0%
Total Interest Coverage (times)	4.4	4.7
Book Value Per Share (end of period)	$18.25	$17.51
Common Shares Outstanding—end of period (thousands)	48,648	48,599

UTILITY GAS STATISTCIS

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(In thousands)	2004	2003	2004	2003	2004	2003
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$105,022	$106,046	$728,674	$686,690	$779,248	$737,768
Commercial and Industrial — Firm	34,371	38,920	221,093	222,997	238,003	242,406
Commercial and Industrial — Interruptible	1,384	2,616	6,283	8,545	8,064	9,740
Electric Generation	275	275	692	825	967	1,100

	141,052	147,857	956,742	919,057	1,026,282	991,014

Gas Delivered for Others
Firm	25,217	26,537	133,473	144,370	151,074	157,932
Interruptible	6,593	6,603	27,884	25,527	33,104	30,727
Electric Generation	65	102	215	306	321	680

	31,875	33,242	161,572	170,203	184,499	189,339

	172,927	181,099	1,118,314	1,089,260	1,210,781	1,180,353
Other	7,909	21,302	26,484	108,341	37,473	132,633

Total	$180,836	$202,401	$1,144,798	$1,197,601	$1,248,254	$1,312,986

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(In thousands of therms)	2004	2003	2004	2003	2004	2003
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	69,776	76,027	593,654	619,718	622,745	656,343
Commercial and Industrial — Firm	29,795	35,194	204,703	223,147	221,184	244,455
Commercial and Industrial — Interruptible	1,388	2,890	6,362	10,226	8,299	12,073

	100,959	114,111	804,719	853,091	852,228	912,871

Gas Delivered for Others
Firm	65,377	71,168	418,188	454,646	460,431	485,906
Interruptible	53,772	52,632	221,056	215,728	263,127	263,020
Electric Generation	9,823	14,942	31,540	52,159	46,626	156,179

	128,972	138,742	670,784	722,533	770,184	905,105

Total	229,931	252,853	1,475,503	1,575,624	1,622,412	1,817,976

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	122,685	141,153	630,717	625,901	715,709	710,640

Number of Customers (end of period)	154,701	157,200	154,701	157,200	154,701	157,200

Electricity Sales
Electricity Sales (thousands of kWhs)	1,790,375	1,719,393	5,196,816	5,450,479	7,294,691	7,709,650

Number of Accounts (end of period)	47,249	79,000	47,249	79,000	47,249	79,000

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	83.14¢	78.58¢	75.51¢	67.96¢	75.24¢	67.98¢

HEATING DEGREE DAYS

Actual	301	431	4,017	4,537	4,030	4,538
Normal	303	304	3,775	3,782	3,792	3,799
Percent Colder (Warmer) than Normal	(0.7)%	41.8%	6.4%	20.0%	6.3%	19.5%

Number of Active Customer Meters (end of period)	986,936	958,088	986,936	958,088	986,936	958,088

RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE AND
ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)

August 2, 2004

The reconciliation below is provided to demonstrate management’s utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles (GAAP) in the United States of America, and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the Company’s results from normal operations and identify certain unique transactions that are not expected to repeat. This information should enable investors and analysts to track progress towards achieving the Company’s five-year goals and guidance, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.

Utilization of normal weather is an industry standard, and it is Company practice to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.

Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2004 By Quarter

	Actual Fiscal Year 2004 Results
	Quarter Ended
					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date
GAAP diluted earnings (loss) per share	$0.81	$1.62 (1)	$(0.08)		$2.35
Adjustments for:
Colder-than-normal weather	—	(0.20)	—		(0.20)
Retroactive depreciation related to the period from 1/02-11/02, per Virginia rate order	0.04	—	—		0.04
Net gain on the sale of interest in real estate	—	(0.12)	—		(0.12)

Adjusted diluted earnings (loss) per share from normal operations	$0.85	$1.30	$(0.08)		$2.07

Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

(1) GAAP diluted earnings per share for the quarter ended March 31, 2004 were restated from $1.60 to $1.62 per share to adjust for the $0.02 per share retroactive effect of reduced post-retirement benefit costs other than pensions, net of the related regulatory impact, that resulted from a new law enacted in December 2003 that entitles the Company to receive a federal subsidy for sponsoring a retiree health care benefit plan that provides a prescription drug benefit. The effect of this subsidy was applied retroactively to January 1, 2004 in accordance with new accounting guidelines issued in May 2004 by the Financial Accounting Standards Board and adopted by the Company in June 2004. GAAP loss per share for the quarter ended June 30, 2004 included a $0.01 per share benefit from the federal subsidy, net of its related regulatory impact.

Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2003 By Quarter

	Actual Fiscal Year 2003 Results
	Quarter Ended
					Year-To
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date
GAAP diluted earnings (loss) per share	$1.06	$1.66	$(0.05)		$2.67
Adjustments for: Colder-than-normal weather	(0.17)	(0.29)	(0.08)		(0.54)
Income tax adjustment related to depreciation	(0.06)	—	—		(0.06)
Net gain on the sale of a real estate partnership interest	(0.02)	—	—		(0.02)
Net gain on the sale of corporate headquarters	—	(0.05)	—		(0.05)
Income tax benefit from the utilization of a capital loss carryforward	—	—	(0.04)		(0.04)

Adjusted diluted earnings (loss) per share from normal operations	$0.81	$1.32	$(0.17)		$1.96

Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.